Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Second- Quarter Results
 Enhances its Services Portfolio by Acquiring Oracle Practice
and Expanding its Application Development Capabilities

Revenue Growth of 28% over same quarter of 2010 plus addition of new consulting and outsourcing services capabilities

Springfield, NJ, April 15, 2011 – Emtec, Inc. (OTCBB: ETEC) (“Emtec” or the “Company”) announced today that it acquired two companies and announced its financial results for the second quarter of 2011.

The acquisitions of the two companies will significantly enhance the Company’s portfolio of services, talent, and client base and provide greater on-shore and off-shore development depth for all practice areas. The company acquired Dinero Solutions, LLC, a leading Oracle, eBusiness suite (EBS) ERP consulting and integration practice on February 3rd 2011, and Covelix, Inc., an application development organization that specializes in providing high-value application development services on March 1st, 2011.  The Company also reported a 28% increase in revenue including a 37% increase in services and consulting revenue and a 31% growth in gross profit for the second quarter of 2011 as compared to the same quarter in 2010.

Founded in 2000 with corporate headquarters in the greater metro-Atlanta area, Dinero has built its success around an expert team of experienced Oracle application and implementation specialists. This acquisition enables Emtec to offer its clients complementary capabilities around the Oracle EBS product suite. Dinero delivers specialized solutions to Fortune 500 enterprises as well as small and medium sized businesses with a primary focus in the Financial Services, Utilities and Distribution industries. Clients include Green Mountain Power, CSX, Cellular South, Nordstrom, and Friedman, Billings & Ramsey.  DecisionPoint International represented Dinero in the transaction.

“Dinero has enjoyed double digit revenue growth and profitability over the past seven years while continuing to refine its strategic focus on Oracle EBS implementations and complementary custom software development,” said Dinesh Desai, CEO, President, and Chairman of Emtec. “By integrating these skills into our growing consulting organization, we can implement, maintain and support our clients’ ERP applications in an efficient and timely manner.”

Covelix, Inc. is headquartered in Kirkland, WA, with a major offshore development facility in Pune, India. Through this acquisition, Emtec will now deliver high-value application development services for its clients. Covelix holds long-term relationships and preferred vendor status with many leading software companies.

With a highly rigorous and creative working culture and a progressive training and development program, Covelix is a ‘preferred employer’ across prestigious Indian management and technology schools. The company has a strong focus on Microsoft technologies like .NET, MS CRM, Exchange, SharePoint, SQL Server and others along with a significant practice in Java, LAMP, and other Open Source technologies. Wizarth Advisors represented Covelix in the transaction.

“Covelix significantly increases our ability to deliver cost-effective solutions through an optimum mix of off-shore and on-shore development and adds to our sales strength in the northwest U.S. region.  The Northwest is one of the leading IT clusters in the United States and the acquisition of Covelix gives us a great sales presence in the region,” said Desai. “In addition, the Covelix development center in Pune gives us strengths in one of the premier IT development regions in India.”

The Company also reported its 2nd quarter financial results. Total revenues increased to $46.1 million for the quarter ended February 28, 2011 from $36.1 million in the quarter ended February 28, 2010, an increase of $10 million.  Services and consulting revenue grew by 37% from the same quarter in the prior year, primarily from the addition of revenues generated by the Company’s acquisitions.  Gross profit increased by 31% from the same quarter in the prior year and gross margin improved to a rate of 16.8% for the quarter.  Earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) was $87,000 for the quarter ended February 28th, 2011 compared with $(696,000) for the quarter ended February 28th, 2010.  Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, stock-based compensation, executive recruiting fees, severance, and stock warrant expense (“Adjusted EBITDA”), was $(150,000) for the quarter ended February 28, 2011 versus $(322,000) for the quarter ended February 28, 2010. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is attached to this press release. Adjustments to EBITDA do not include expenses associated with legal, accounting, advisory and other expenses in connection with the Company’s acquisitions.  These costs are included as footnote disclosure in the table below.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with generally accepted accounting principles (“GAAP”) in the United States of America.  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which, in the opinion of management, are necessary to reflect the underlying ongoing operations of the business. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made reconciliation to net income (loss), the most closely comparable GAAP measure to these non-GAAP measures, for the quarters ended February 28, 2011 and 2010 and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

“We are pleased with the results of strategic moves we made both through acquisitions and organic growth to partially mitigate some of the seasonal fluctuations in our procurement services revenues.  For the first time in Emtec’s history, over half of the gross profit in the first six months of our fiscal year comes from recurring consulting services.  If we included  acquisition expenses, what had traditionally been an adjusted EBITDA loss in the second quarter would be a profit .  We were affected by Federal government purchasing declines in the second quarter.  We believe that many of our Federal clients were holding back on orders due to the budget concerns in Washington.  If this had not happen we feel that our growth would have been even more dynamic.  We are hopeful that, with the 2011 Government fiscal budget resolved, we will see a return to normal buying trends for our government customers,” said Dinesh Desai, Chairman, CEO, and President of Emtec.  “Additionally, we are continuing to invest in our platform for services growth with investments in the quality of our sales staff, our delivery associates, and our infrastructure.  We continue to use a disciplined approach to growing with proper cost controls at all levels as we make these investments that are vital to our transformation.”

About Emtec:

Emtec, Inc., established in 1964, provides information technology (“IT”) services and products to the federal, state and local government, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce costs, improve service, and align the delivery of IT with the needs of their organizations. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, allow us to address a wide range of specific client needs and support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Revenues
Procurement services	$28,557	$23,275	$88,737	$82,657
Service and consulting	17,573	12,828	34,262	27,023
Total Revenues	46,130	36,103	122,999	109,680

Cost of Sales
Cost of procurement services	25,583	21,036	79,762	74,209
Service and consulting	12,797	9,165	24,941	19,025
Total Cost of Sales	38,380	30,201	104,703	93,234

Gross Profit
Procurement services	2,974	2,239	8,975	8,448
Procurement services %	10.4%	9.6%	10.1%	10.2%

Service and consulting	4,776	3,663	9,321	7,998
Service and consulting %	27.2%	28.6%	27.2%	29.6%

Total Gross Profit	7,750	5,902	18,296	16,446
Total Gross Profit %	16.8%	16.3%	14.9%	15.0%

Operating expenses:
Selling, general, and administrative expenses	7,970	6,409	16,169	13,756
Stock-based compensation	148	189	293	274
Warrant liability adjustment	(455)	-	(429)	-
Depreciation and amortization	736	571	1,440	1,167
Total operating expenses	8,399	7,169	17,473	15,197
Percent of revenues	18.2%	19.9%	14.2%	13.9%

Operating income (loss)	(649)	(1,267)	823	1,249
Percent of revenues	-1.4%	-3.5%	0.7%	1.1%

Other expense (income):
Interest income – other	(5)	(5)	(8)	(16)
Interest expense	219	159	337	303
Other	-	(2)	15	(10)

Income (loss) before income tax expense (benefit)	(863)	(1,419)	479	971
Income tax expense (benefit)	(436)	(569)	177	413
Net income (loss)	$(427)	$(850)	$302	$558

EMTEC, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three Months Ended February 28,		Six Months Ended February 28,
	2011	2010	2011	2010
Net income (loss)	$(427)	$(850)	$302	$558
Interest and other expense, net	214	152	344	277
Income tax expense (benefit)	(436)	(569)	177	413
Depreciation and amortization	736	571	1,440	1,167
EBITDA	87	(696)	2,263	2,415

Retention bonuses (1)	-	-	-	90
Stock based compensation	148	189	293	274
Executive recruiting (2)	46	2	124	101
Severance	24	2	59	33
Discretionary Bonus (3)	-	181	-	181
Warrant liability adjustment (4)	(455)	-	(429)	-
Total Adjustments (5)	(237)	374	47	679
Adjusted EBITDA	$(150)	$(322)	$2,310	$3,094

1)  Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company's acquisition of Luceo.
2) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.
3) Discretionary bonuses paid to the executive management team in December 2009.
4) Stock warrants issued to our majority shareholder during the year ended August 31, 2010.  The stock warrants will continue to be “marked-to-market” each reporting period.  These warrants were issued to our majority shareholder in association with a lock-up agreement.
5) In addition to the adjustments described above, the Company has not made an adjustment for merger and acquisition related costs of $237,000 and $94,000 for the three month periods ended February 28, 2011 and 2010, respectively, and $284,000 and $94,000 for the six month periods ended February 28, 2011 and 2010, respectively.  Effective September 1, 2009, the Company adopted the new standard for accounting for business combinations in accordance with ASC 805 "Business Combinations."